Exhibit 23.1

[LETTERHEAD OF Bharat Parikh & Associates]

To,
Adveco Group Inc.
State of Nevada,
USA.
Attn: Ms. Inna Min

Subject: Consent to File, to Add As Exhibit 23.1

Dear Madam,

We consent to use, through incorporation of our report dated February 17, 2017 to the shareholder of the company on the following financial statements:

•	Balance sheet as of December 31, 2016
•	Statements of operations, stockholders' equity, and cash flows for the period September 20, 2016 (inception) to December 31, 2016.
We further give our consent for incorporating our name as Bharat Parikh & Associates, Chartered Accountants, India in the form exhibit 23.1.

This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions made based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Thanking you

For Bharat Parikh & Associates
Chartered Accountants

/s/ Bharat Parikh
CA Bharat Parikh
(Senior Partner)
Registered with PCAOB
Date: 03/27/2017